                                                                   Exhibit 10.21



                                    Schedules to

                               Teleglobe Indefeasable

                                    Right of USE

                                     Agreement

                                                                   Exhibit 10.21

                                   SCHEDULE I

                              DESCRIPTION OF SYSTEM

A trans-Atlantic cable system which is to operate from London and Paris to New York and will include trans-Atlantic subsea elements and backhaul elements in Europe and the United States.

The subsea elements will involve the construction of four landing stations ("the Landing Stations"), three submarine cable sub-segments, Long Island North (USA) -- UK, UK -- France and France -- Long Island South (USA) each containing six fiber pairs. The Landing Stations are currently expected to be at (i) Cornwall
(UK), (ii) St. Brieuc (France), (iii) Makamah Beach on the North shore of Long Island, New York (USA) and (iv) Long Beach on the South shore of Long Island, New York (USA). Each amplified fiber pair will be designed for a minimum capacity of 40 wavelengths with each wavelength running at 10 Gbps. The fiber pair on which the Purchaser will derive its capacity in accordance with this Agreement in each of the three submarine cable sub-segments will be initially equipped with 40 Gbps of capacity structured as 4 wavelengths each operating at 10 Gbps. Such fiber pair will be equipped with amplifiers, dedicated SLTEs and four transponders per SLTE.

The backhaul elements will connect the Landing Stations to an optical input/output port on the optical distribution frame ("Terminal Point") in London, Paris, New York City and, at the absolute discretion of FA-1, New Jersey or to the applicable breakout point where Purchaser has chosen to intercept the fiber at a splice case or joint box close to the applicable Terminal Point.

For Purchaser, the backhaul elements will consist of concatenated single fiber pairs meeting either (at the absolute discretion of FA-1) ITU-T G.655 or G.652 requirements as well as sufficient space for repeaters and regenerators at sites chosen by FA-1 for its own repeaters and regenerators, as detailed in the collocation and maintenance agreement referred to in clause 2.7.

For Purchaser the system does not include SDH- ATM, or IP interfaces for the Submarine IRU nor the electronic and optronic equipment necessary for Purchaser's transmission of data on the Terrestrial IRU, including any equipment used to derive channels from the Dark Fiber.

The Initial Stage of the system will consist of the Northern subsea link from Cornwall to the North shore of Long Island, the Cornwall to Brittany Trans-Channel link and the backhaul elements (which includes the terrestrial link between the North shore and the South shore of Long Island). The Final Stage will consist of the Initial Stage and the Southern subsea link from Brittany, France to the south shore of Long Island.

FA-1 expects to meet the following milestones:

1.    Access to Dark Fiber and transmission stations -- 31 January 2001
2.    Initial RFS Date -- 31 March 2001
3.    Final RFS Date -- 30 June 2001


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